Exhibit 21.1

SUBSIDIARIES OF NASH FINCH COMPANY

Subsidiary Corporation	State of Incorporation

Erickson’s Diversified Corporation	Wisconsin

GTL Truck Lines, Inc.	Nebraska

Hinky Dinky Supermarkets, Inc.	Nebraska

Super Food Services, Inc.	Delaware

T.J. Morris Company	Georgia

U-Save Foods, Inc.	Nebraska

NFCG, LLC	Delaware